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                                                               EXHIBIT (C)(1)

                                                          UNOFFICIAL TRANSLATION

DRH Cadres
RHONE-POULENC S.A.
ETABLISSEMENT INTERSERVICES
25, QUAI PAUL DOUMER
92408 COURBEVOIE CEDEX
TEL (1) 47 68 12 34 FAX (1) 47 68 19 11
TLX 610500 F RHONE

                                                 Courbevoie, [   ]

                                                 To: [   ]

RHONE-POULENC RORER STOCK OPTIONS

Dear Sir,

  The Executive Committee, at its [   ] meeting has decided to grant you, in
your capacity as [   ], [   ] Rhone-Poulenc Rorer stock options. The
conditions for the exercise of these options are as follows:

1. EXERCISE DATE AND DURATION

  The options will be exercisable from [   ] through [   ].

  Each option gives a right to buy a common share of RHONE-POULENC RORER.

  During the exercise period, the options can be exercised in one or several exercises. Each option exercise shall be notified to the company pursuant to conditions to be specified at a later date.

2. EXERCISE PRICE

  The exercise price of the options is [   ] per option. This price has been
determined on the basis of the market price of RHONE POULENC RORER shares.

3 OPTION PRICE

  The purchase price per option is $2. It is payable, at the latest, upon
exercise of the options and, in any case, before [   ].

4. EMPLOYMENT CONDITIONS

  The options can be exercised only if you are an employee of a company of the RHONE POULENC Group at the time of exercise.

  Nevertheless,

  a) if an option holder has retired, has taken early retirement, or is permanently disabled at the time of exercise, he will be allowed to exercise his options on the same terms as those that would apply if he were still an employee of RHONE-POULENC, and

  b) if an option holder dies before exercising his options, his heirs will be entitled to exercise his options in his place on the same terms as those applying to the deceased.

5. SHARES TRANSFER RESTRICTIONS

  The shares acquired through the exercise of the options shall not be transferable until 12 months after the exercise date, unless RHONE-POULENC S.A. shall set a shorter period.

  In case of transfer, the shares shall first be offered to RHONE POULENC S.A., under conditions to be specified at a later date. RHONE POULENC shall indicate within 30 days if it intends to acquire such shares.

  RHONE POULENC S.A. shall purchase the shares at the market price applicable on the day of transfer.

  For this contract to be enforceable, we would ask you to please sign this contract, preceding your signature with the handwritten notation "read and approved", and return it to us.

                                      Sincerely yours,